                                                                   EXHIBIT 10.22

* CONFIDENTIAL *

                          Employee Retention Agreement
           Resulting from a Change in Control or Division Divestiture

       AGREEMENT made as of December 14, 1998, by and between Smith & Nephew, Inc. (the "Company") and Les Cross (the "Executive").

       WHEREAS, the Company recognizes that the possibility of an occurrence of a Change in Control or the Divestiture of the BASS Division of the Company can result in significant distractions of the Company's key management personnel because of the uncertainties inherent in such a situation; as well as uncertainty in the business and potentially the employee's position in the future creates uncertainty for the employee's continued employment and the employee's position;

       WHEREAS, the Executive possesses certain skills unique to the Company's business;

       WHEREAS, the Company has determined that it is in the best interest of the Company to retain the services of the Executive and to ensure his continued dedication and efforts without undue concern for his personal security; and

       WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a Change in Control or Division Divestiture, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control or the Divestment of a Division, and to provide the Executive with certain other benefits whether or not the Executive's employment is terminated.

       NOW, THEREFORE, it is agreed as follows:

       1. Term. This Agreement shall commence as of December 31, 1998, and shall continue in effect until December 31, 1999, when it shall terminate, unless extended by written mutual agreement signed by the Company and the Executive; provided, however, that in the event that a Change in Control or Division Divestiture occurs on or before December 31, 1999, the term of this Agreement shall not expire prior to the expiration of twelve (12) months after the occurrence of the Change in Control or the Divestiture of the BASS Division.

       2.     Definitions:

       2.1 Cause. For purposes of this Agreement, "Cause" shall mean the misappropriation of corporate funds or other acts of dishonesty, activities materially harmful to the Company's business or reputation, willful refusal to perform or substantial disregard of Executive's assigned duties, or any violation of any legal obligation to the Company.

       2.2 Change in Control / Division Divestiture. For purposes of this Agreement, "Change in Control" of BASS shall be deemed to have occurred if as a result of a tender offer, merger consolidation, sale of assets, acquisition of shares or contested election, or any combination of the foregoing transactions, (i) any person shall become the owner, beneficially or of record, of more than 30% of the aggregate voting power of the Company, other than a member of the Smith & Nephew Group of companies, (ii) substantially all of the assets of the Company shall be sold to another corporation; provided that the other corporation is not a member of the Smith & Nephew Group of companies or (iii) the persons who were directors of the Company immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

       2.3 Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental condition which impairs the Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days as determined by a company appointed health care provider.

       2.4 Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control or a Division Divestiture of any of the events or conditions described in Subsections (1) through (8) hereof:

              (1) a change in the Executive's title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his present position or responsibilities in effect immediately prior to the Change in Control or the Divestiture of BASS; the assignment to the Executive of any duties or responsibilities which are inconsistent with his present position or responsibilities in effect immediately prior to the Change in Control or Divestiture of BASS; or

              (2) a material reduction in the Executive's compensation or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of the date due;

              (3) the Company requiring the Executive to be based at any place outside a 50-mile radius from his current location except for reasonably required travel on the Company's business which is not substantially greater than such current travel requirements.

              (4) the failure by the Company to continue in effect any compensation or employee benefit plan in which the Executive is participating, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or unless the compensation and benefit plans are the same as those offered by the company to those in similar executive positions;

              (5) the insolvency or the filing of a petition for bankruptcy by the Company;

              (6) any material breach by the Company of any provision of this Agreement;

              (7) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of Section 2.1; or

              (8) the failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.

       3. Position and Duties. The Executive shall continue to have such responsibilities and authority as may be given to him from time to time by either the Chief Executive, President of the Company, or the Company's Board of Directors. The Executive shall devote substantially all his working time and efforts to the business of the Company.

       4.     Compensation and Benefits.

              a. Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive his current salary with the same frequency and on the same basis that the Company normally makes salary payments to other Executive personnel. This salary may be increased from time to time in accordance with normal business practices of the Company. If such increases take place, the Company shall not thereafter decrease the Executive's salary without the Executive's consent during the term of this Agreement.

              b. Benefits. The Executive shall participate in all other compensation and benefit plans which are offered by the Company to employees in similar executive positions, in accordance with the terms of the plans.

              c. Retention Bonus. Promptly following the Divestiture of the BASS Division or a Change in Control, the Executive shall receive a special retention taxable bonus equal to twelve months base salary for full on-going commitment of the Executive during the divestiture process and if he remains in his position through the completion of the Divestiture or Change in Control as determined by the Company.

                     If the Division is not sold by December 31, 1999, and the Divestiture process has ceased, the Executive will be eligible to receive a taxable Retention Bonus equal to 50% of the Retention Bonus, as outlined in paragraph one of
                     Section 4c.

              d. Special Sale Bonus. The Executive will be eligible to receive an additional taxable bonus payment of 150% of his base salary if the BASS Division is sold during the Executive's employment for an amount equal to or greater than $350 million ("Special Sale Bonus"). If the BASS Division is sold for an amount between $225 million and $350 million, then the Executive shall receive a pro rata share of the Special Sale Bonus. (Accordingly, if the sale price were $225 million, $250 million, $300 million, or $350 million, the Special Sale Bonus would be, respectively, 25%, 50%, 100%, or 150% of the Executive's base salary).

       5.     Severance and Benefits.

       5.1 If within one year of a Change in Control or a Divestiture of BASS, the Executive is terminated by the purchasers for reasons other than Cause or if the executive resigns for Good Reason, then the Executive will be entitled to one year's base salary plus one year's taxable bonus (calculated as maximum normal bonus, excluding retention bonus), payable by the purchaser. "Severance Payments."

       5.2 The Severance Payments provided for in 5.1 shall be reduced by 50% if, upon termination of his employment, the Executive does not accept within ten (10) days a written offer of employment by an affiliate of the Company, if such offer provides for a similar position of employment, base salary equal to or greater than 90% of Executive's salary at the time of termination, relocation costs, temporary living expenses, and guaranteed employment for eighteen (18) months unless employment is terminated for Cause, Disability or as a result of death.

6.     Termination Date. "Termination Date" shall mean in the case of the
              Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination subject to the following:

              a. If the Executive's employment is terminated by the Company for Cause, the date specified in the notice of Termination shall be the date of the action.

              b. If the Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination shall be at least thirty (30) days, except by mutual agreement.

              c. If the Executive Voluntarily terminates the employment following the payment of the Retention Bonus and/or Severance Payments without Good Reason, he agrees to provide thirty (30) calendar days notice.

       7.     Successors; Binding Agreement.

              a. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

              b. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except for compensation due the Executive as a result of his death which may pass by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative (executors, administrators, heirs, devisees, and/or legatees).

       8. Notice. For purposes of this Agreement, notices and other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, addressed to the respective addresses last given by each party to the other. All notices and communications shall be deemed to have been received on the date of personal delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt by a designated representative of Smith & Nephew, Inc.

       9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company. Provided, however, that to the extent that the Executive receives benefits under this Agreement because of a Division Divestiture, he or she is not entitled to severance pay under any other severance plan, policy or arrangement of the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

       10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

       11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

       12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not effect the validity or enforceability of the other provisions hereof.

       13. Reduction of Payments by the Company. If any payment or benefit received by or in respect of the Executive under this Agreement or any other plan, arrangement or agreement with the Company or any other member of the Smith & Nephew Group of companies, (determined without regard to any additional payments required under this
              Section 13) (a "Payment") would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive with respect to such Payment an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the Payment and any federal, state and local income tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment.


                                            SMITH & NEPHEW, INC.

                                            By:  /s/ Clifford Lomax
                                                 ----------------------------
                                                     Clifford Lomax
                                                     Director

                                                 /s/ Leslie Cross
                                                 ----------------------------
                                                     Leslie Cross